Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. 415-738-6500	Pamela Matthews Investor/Analyst Information Digital Realty Trust, Inc. 415-738-6532

DIGITAL REALTY TRUST, INC. ACQUIRES THE PHOENIX INTERNET GATEWAY,

TWO DATA CENTERS AND SELLS A NON-CORE ASSET

San Francisco, CA (July 27, 2006) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate data centers and Internet gateways, today announced the acquisition of the Internet gateway for the Phoenix metropolitan area and data center facilities in Ft. Worth, Texas and Amsterdam, The Netherlands. The total purchase price paid for these three acquisitions was approximately $236.9 million. The Company has also announced the sale of Stanford Place II, located in the Denver Tech Center, realizing a gain of $17.9 million.

Acquisitions

The largest acquisition is a 347,000 square foot Internet gateway located at 120 East Van Buren in Phoenix, Arizona. It serves as the primary hub for Internet traffic in the greater Phoenix area and is the premier facility for corporate data center applications in the high-demand Phoenix market. The building contains 175,000 square feet of data center space including over 95,000 square feet of space operated by the building for corporate users as well as an 11,000 square foot meet-me-room (MMR) that facilitates access to the numerous carriers serving the property. Digital Realty Trust plans to add 30,000 square feet of new raised floor to accommodate the increasing demand for highly improved, custom data center space in the Phoenix market. The purchase price was $175.0 million.

The second acquisition consists of twin 28,000 square foot data center buildings located in Amsterdam, The Netherlands. The buildings were constructed in 2000 as data centers specifically for a major European IT

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

services company, which occupies 100% of the property through 2015. Combined, the buildings contain approximately 33,000 square feet of raised floor with the balance used for technical support and office space. The purchase price for the property was €8.875 million, or approximately $11.3 million based on current exchange rates.

The third acquisition is the sale-leaseback of a highly improved data center facility located in Ft. Worth, Texas. The property was built in 2000 and totals 263,700 square feet, consisting of a single-story 109,500 square foot fully improved data center, a two-story 39,000 square foot annex containing office and conference facilities, and an 115,500 square foot warehouse. The facility is 100% leased to Savvis Corporation for a 15-year term. The tenant has the option to convert much of the warehouse space to a fully improved data center to accommodate its growth. The purchase price for the property was $50.6 million.

According to Digital Realty Trust CEO Michael Foust, “The acquisition of Phoenix’s premier Internet gateway facility represents a very significant addition to our portfolio. It enhances our presence in this important top tier market and expands our ability to provide exceptional data center and collocation services to our corporate and network customers. There are over 40 different fiber carriers operating in the facility; and with the substantial power available at the property, the building accommodates mission critical applications for a wide variety of corporate users. Additionally, the acquisition of the highly improved data centers in Ft. Worth and Amsterdam further expands our footprints in these key markets while adding to our portfolio of stabilized, income producing properties.”

Dispositions

Digital Realty Trust also announced the sale of Stanford Place II, a 366,000 square foot suburban office building located at 7979 East Tufts Avenue in the Denver Tech submarket of Denver, Colorado. The property was originally acquired in 2003 by the predecessor to Digital Realty Trust. After the successful execution of the property’s re-tenanting and leasing strategy, bringing occupancy up from 84% to 97%, it was sold for $60.4 million, producing an approximate $17.9 million profit for the company. Michael Foust commented, “We were able to complete our repositioning strategy earlier than anticipated. The sale of this non-core asset represents an opportunity for us to realize very attractive returns on our investment and to redeploy the capital into our data center and Internet gateway acquisitions program.”

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company’s 51 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 10.3 million rentable square feet, including 1.2 million square feet of space held for redevelopment, Digital Realty Trust’s property portfolio is located throughout the United States and Europe with one property in Canada. For additional information, please visit the Company’s website at www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements, including related to the Company’s plans to add data center space to its Phoenix facility These forward looking statement are subject to risks and uncertainties, including adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500